UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A (Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

A. M. CASTLE & CO.
(Exact name of registrant as specified in its charter)

Maryland	36-0879160
(State of incorporation or organization)	(IRS Employer Identification No.)

1420 Kensington Road, Suite 220 Oak Brook, IL	60523
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class To be so registered	Name of each exchange on which Each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1.   Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission (File No. 001-05415) on September 6, 2012, by A.M. Castle & Co., a Maryland corporation (the “Company”).

On August 13, 2013, the Company and American Stock Transfer & Trust Company, LLC, a limited liability trust company organized under the laws of the State of New York, as rights agent (the “Rights Agent”) under the Rights Agreement, dated as of August 31, 2012, between the Company and the Rights Agent (the “Rights Agreement”), entered into Amendment No. 1 to the Rights Agreement (“Amendment No. 1”). Amendment No. 1 amends and restates Section 7(a) of the Rights Agreement in order to extend the expiration date of the Rights Agreement from August 30, 2013 to August 30, 2014.

The foregoing description of Amendment No. 1 does not purport to be complete and is qualified in its entirety by the complete text of Amendment No. 1, a copy of which is filed as Exhibit 4.2 hereto.

Item 2.   Exhibits.

Exhibit No.	Description
Exhibit 4.1
Rights Agreement, dated as of August 31, 2012, by and between A.M. Castle & Co. and American Stock Transfer and Trust Company, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on From 8-K filed with the Securities and Exchange Commission on August 31, 2012).

Exhibit 4.2
Amendment No. 1 to Rights Agreement, dated as of August 13, 2013, by and between A.M. Castle & Co. and American Stock Transfer and Trust Company, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on From 8-K filed with the Securities and Exchange Commission on August 14, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

A. M. CASTLE & CO.

August 14, 2013	By:	/s/ Robert J. Perna
Robert J. Perna
Vice President, General Counsel & Secretary

3